Exhibit (4)(kk)

[Rider attached to and forming a part of your Contract issued by AXA EQUITABLE LIFE INSURANCE COMPANY (“AXA EQUITABLE”).

AXA EQUITABLE LIFE INSURANCE COMPANY

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT RIDER

Highest Anniversary Value to Age [85] GMDB

The following text above the black line will appear only if this rider is elected by the Owner after the Contract Date

[GMDB Rider Data

Contract Number: [09-999-999]

GMDB Rider Effective Date: [September 15, 2015]

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]
[Available only under NQ Contracts] [Joint Owner:]	[JANE DOE]	Age: [55]	Sex: [Female]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Applicable for NQ Contracts]

[Joint Annuitant:]	[JANE DOE]	Age: [55]	Sex: [Female]

As of this Rider’s Effective Date, the information shown above supersedes the information in the Data Pages of your Contract to the extent of any difference.]